Exhibit 10.1
August 10, 2026
By E-mail
Matt McLaughlin
Comscore, Inc.
11950 Democracy Drive
Suite 600
Reston, VA 20190
Dear Matt:
This letter (this “Agreement”) modifies the letter agreement, dated May 28, 2026, between you and the Company (the “CEO Letter”). Upon execution of this Agreement by you and the Company, the CEO Letter will be deemed amended to reflect the following terms, which will govern your continued employment with the Company.
1.Base Salary Reduction. Effective October 1, 2026, your base salary will be reduced by 20% such that, as of such date, your annualized base salary will be $500,000 for the remainder of 2026 and $515,000 for 2027. Your base salary will continue to be paid semi-monthly (on the 15th and last day of each month) in accordance with Comscore’s standard payroll practices and subject to applicable payroll deductions and withholdings. By signing this Agreement, you are agreeing to this salary reduction and are waiving any notice period that may be required by your state of residence and/or employment. Your annualized base salary will revert to no less than $663,063 (your current salary plus annual escalators per the CEO Letter) effective January 1, 2028.
2.Short-Term Incentive Program. You will continue to be eligible to participate in the Company’s short-term incentive program (“STIP”) with a target incentive equal to 100% of your annualized base salary and a maximum incentive equal to 200% of your annualized base salary; provided, however, that (a) you have elected to voluntarily forfeit any STIP eligibility or award for 2026, and (b) for purposes of calculating any STIP award for 2027, your annualized base salary shall be deemed to be your base salary in effect without regard to the salary reduction described in this Agreement ($643,750). Any actual STIP award for 2027 and subsequent years shall be payable entirely in cash and shall be based on achievement of the Company’s annual operating plan, as determined by the Board of Directors.
3.Change of Control and Severance Agreements. The salary reduction described in this Agreement shall be disregarded for purposes of calculating any severance benefit due to you under the Change of Control Agreement, effective as of May 28, 2026, between you and the Company and the Severance Agreement, effective as of May 28, 2026, between you and the Company (collectively, the “CoC/Severance Agreements”). By signing this Agreement, you acknowledge and agree that the salary reduction, 2026 STIP forfeiture and other terms set forth in this Agreement shall not constitute constructive termination or “Good Reason” under the CoC/Severance Agreements or any other agreement, plan or policy of the Company to which you are subject.
All other terms of the CEO Letter and the CoC/Severance Agreements shall continue in effect in accordance with their terms. In the event of any conflict between the terms of this Agreement (on the one hand) and the CEO Letter or the CoC/Severance Agreements (on the other hand), this Agreement shall govern. For the avoidance of doubt, nothing in this Agreement will change the nature of your employment, which continues to be at will.
11950 Democracy Drive, Suite 600 | Reston, VA 20190 | (703) 438-2000

Exhibit 10.1
*****
To accept the terms of your employment memorialized in this Agreement, please sign below. We appreciate your continued leadership and service to the Company during this important time.
Sincerely,
COMSCORE, INC.
By: /s/ Sara Dunn
Sara Dunn
Chief People Officer
ACKNOWLEDGED AND AGREED:
/s/ Matt McLaughlin
Matt McLaughlin
Date: Aug 10, 2026
11950 Democracy Drive, Suite 600 | Reston, VA 20190 | (703) 438-2000